UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/30/2007

CECO ENVIRONMENTAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-7099

DE	13-2566064
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3120 Forrer Street, Cincinnati, OH 45209
(Address of principal executive offices, including zip code)

(416) 593-6543
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Asset Purchase Agreement

    On October 31, 2007, CECO Environmental Corp. (the "Company"), GMD Acquisition Corp. ("Acquisition"), an indirectly owned subsidiary of the Company, and GMD Environmental Technologies, Inc., GMD Properties, Inc. and GMD Services, Inc. (collectively, "GMD") entered into an Asset Purchase Agreement ("APA"), pursuant to which Acquisition acquired, for a purchase price of $1,400,000, substantially all of the assets of GMD (the "Asset Purchase"), which relate to the business currently conducted by GMD, including the design, manufacture, and sale of its air pollution control systems and the furnishing of installation services to customers. The Asset Purchase was completed on October 31, 2007.

Goodwill Purchase Agreement

    On October 31, 2007, the Company and Acquisition also entered into a Goodwill Purchase Agreement ("GPA") with Gerald J. Reier and Lynda Reier (the "Sellers"), pursuant to which Acquisition acquired, for a purchase price of $1,600,000, all of the Sellers' goodwill in the business of GMD (the "Goodwill Purchase"). The Sellers are also entitled to an earn-out payment up to $1,000,000, payable approximately 39 months following closing, subject to the Company meeting certain financial thresholds. The closing for the Goodwill Purchase was completed on October 31, 2007.

    The cash used by the Company to pay the purchase price for the Asset Purchase and Goodwill Purchase was obtained from the Company's existing revolving credit facility.

    The parties to the APA and GPA have made customary representations, warranties and covenants therein. The representations, warranties and covenants made by and to the parties thereto as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the APA and GPA are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the APA and GPA. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

    The foregoing descriptions of the Asset Purchase and Goodwill Purchase is included to provide information regarding their respective terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the APA, and the GPA which are filed as Exhibits 2.1 and 2.2 hereto, respectively, and are incorporated herein by reference.

Agreement of Sale

    Effective October 30, 2007, Kirk & Blum Manufacturing Company ("K&B"), an indirectly owned subsidiary of the Company, entered into an Agreement of Sale ("Agreement of Sale") with International Paper Company ("IPC") with respect to the purchase of an office and manufacturing facility located at 100 Progress Place, Springdale, Ohio. The Agreement of Sale provides for a purchase price of $4.3 million. The completion of the transaction is subject to a number of closing conditions, including the sale of the Company's facility at 3120 Forrer Street, Cincinnati ("Forrer Property").

    The Agreement of Sale requires K&B to make an initial deposit of $100,000 and provides for a 60 day due diligence period within which K&B may elect to terminate the Agreement of Sale for any reason and reclaim the deposit. In addition, if the sale of the Forrer Property does not occur within 30 days after the expiration of the due diligence period, K&B can either terminate the Agreement of Sale and receive back its deposit or request a 30 day extension. If IPC elects to extend the closing date by 30 days, the deposit will become non-refundable. If IPC does not agree to an extension, K&B will receive back its deposit. The Agreement of Sale also contains customary representations, warranties and covenants of the parties.

This Current Report on Form 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements and include, but are not limited to, the effects of future events on financial performance, changes in general economic conditions, and adverse changes in real estate markets. For a more complete discussion of these risks and uncertainties, please see our Annual and Quarterly Reports filed with the Securities and Exchange Commission. CECO disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Item 7.01.    Regulation FD Disclosure

The Company issued a press release on November 1, 2007 announcing the Asset Purchase. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

2.1 Asset Purchase Agreement (schedules omitted)
2.2 Goodwill Purchase Agreement
99.1 Press Release dated November 1, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECO ENVIRONMENTAL CORP

Date: November 01, 2007	By:	/s/ Dennis W. Blazer
Dennis W. Blazer
Vice President--Finance and Administration and CFO

Exhibit Index

Exhibit No.	Description
EX-2.1	Asset Purchase Agreement
EX-2.2	Goodwill Purchase Agreement
EX-99.1	Press Release